Supplementing the Preliminary Prospectus Supplement dated

February 20, 2013 (To Prospectus dated May 11, 2012)

Free Writing Prospectus Filed Pursuant to Rule 433

Registration No. 333-181339

$800,000,000

$250,000,000 1.350% Notes due 2017

$250,000,000 2.400% Notes due 2019

$300,000,000 4.000% Notes due 2024

Pricing Term Sheet

February 20, 2014

Issuer:	Whirlpool Corporation
Ratings:*	Moody’s: Baa2 (stable outlook) Standard & Poor’s: BBB (stable outlook) Fitch: BBB (stable outlook)
Trade Date:	February 20, 2014
Settlement Date:	February 25, 2014
Joint Book-Running Managers:	J.P. Morgan Securities LLC RBS Securities Inc. BNP Paribas Securities Corp. Citigroup Global Markets Inc.
Co-Managers:	ING Financial Markets LLC Mitsubishi UFJ Securities (USA), Inc. Merrill Lynch, Pierce Fenner & Smith Incorporated Wells Fargo Securities, LLC

Title:	2017 Notes	2019 Notes	2024 Notes
Principal Amount:	$250,000,000	$250,000,000	$300,000,000
Maturity Date:	March 1, 2017	March 1, 2019	March 1, 2024
Coupon (Interest Rate):	1.350%	2.400%	4.000%
Interest Payment Dates:	March 1 and September 1, commencing September 1, 2014	March 1 and September 1, commencing September 1, 2014	March 1 and September 1, commencing September 1, 2014
Benchmark Treasury:	UST 0.625% due February 15, 2017	UST 1.500% due January 31, 2019	UST 2.75% due February 15, 2024
Benchmark Treasury Price and Yield:	99-23 1/4; 0.718%	99-24 3/4; 1.548%	99-28+; 2.763%
Spread to Benchmark Treasury:	+65 basis points	+90 basis points	+125 basis points
Yield to Maturity:	1.368%	2.448%	4.013%
Price to Public:	99.947%	99.774%	99.893%
Make-Whole Redemption Provision:	At any time at a discount rate of the Treasury Rate plus 10 basis points	At any time at a discount rate of the Treasury Rate plus 15 basis points	At any time at a discount rate of the Treasury Rate plus 20 basis points
CUSIP:	963320 AP1	963320 AQ9	963320 AR7
ISIN:	US963320AP11	US963320AQ93	US963320AR76

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities Inc. collect at (212) 834-4553 or by calling RBS Securities Inc. toll-free at (866) 884-2071.